EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
July 26, 2006

CULLEN/FROST REPORTS SECOND QUARTER
RESULTS AND TIMING OF EARNINGS CONFERENCE CALL

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported second quarter 2006 net income of $48.6 million, a 19.3 percent increase from the $40.7 million reported for the second quarter of 2005. On a per-share basis, earnings for the quarter were $.86 per diluted common share, up 11.7 percent over the $.77 per diluted common share reported a year earlier. Returns on average assets and equity for the second quarter of 2006 were 1.70 percent and 19.02 percent, respectively, compared to 1.67 percent and 19.35 percent for the same quarter of 2005.

For the second quarter of 2006, net interest income on a taxable-equivalent basis was up 24.4 percent to $119.3 million, from the $95.9 million reported for the same quarter a year earlier. Average loans increased 19.3 percent to $6.5 billion, compared to the $5.5 billion reported for the second quarter of 2005. Average deposits for the quarter rose to $9.1 billion, up 15.2 percent over the $7.9 billion reported a year earlier. Excluding the impact of three acquisitions completed during the fourth quarter of 2005 and the first quarter of 2006, average loans were up 11.2 percent, and average deposits rose 9.1 percent, compared to the second quarter a year earlier.

"I am extremely pleased by our company's strong results for the second quarter, as we continue to expand our Texas franchise," said Dick Evans, chairman and CEO of Cullen/Frost. "Our strong performance for the quarter reflects our staff's success in integrating recent acquisitions and executing our sales strategy across lines of business. I was especially pleased to see a record 1.70 percent return on assets, along with a 19 percent increase in loans and 15 percent rise in deposits. Reflecting this outstanding loan and deposit growth, along with the continued impact of a rising interest rate environment on our asset-sensitive balance sheet, net interest income also grew by a solid 24 percent. The market value of trust assets also topped $20 billion this quarter, a new high for us.

"With our state's strong population growth, demographics, low cost of living and business-friendly environment, I continue to feel very positive about the state's economy and the markets we serve," Evans continued. "With our outstanding employees meeting the competitive challenges, we are well positioned for future growth."

"Just three weeks ago, we announced a merger agreement with Fort Worth-based Summit Bancshares, which has assets of $1.1 billion. This is an outstanding bank in an outstanding market we have served since the acquisition of Overton Bank and Trust in 1998. Their philosophy and relationship-driven business focus parallel our own, and we look forward to bringing their staff and customers into the Frost family. Late in the quarter we also converted all 10 Alamo Bank of Texas locations to Frost Bank, completing a process that began when we closed on the acquisition during the first quarter."

For the first six months of 2006, net income was $95.2 million, or $1.70 per diluted common share, compared to $78.1 million, or $1.47 per diluted common share, for the first six months of 2005. Returns on average assets and average equity for the first six months of 2006 were 1.69 percent and 18.94 percent, respectively, compared to 1.60 percent and 18.83 percent for the same period in 2005.

Other noted financial data for the first quarter follows:

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Net interest income on a taxable-equivalent basis increased 24.4 percent to $119.3 million, from the $95.9 million reported a year earlier. Impacting this increase, in part, was a 15.2 percent increase in average deposits from the second quarter last year, to $9.1 billion, which in turn contributed to a rise of $1.4 billion in average earning assets compared to the same period a year earlier. The earning asset mix continued to improve as average loans for the quarter rose to $6.5 billion, 19.3 percent higher than the $5.5 billion reported for the second quarter of 2005. Net interest income and net interest margin were also impacted by the ongoing rising rate environment. The net interest margin was 4.70 percent for the second quarter, up from 4.66 percent for the previous quarter and 4.42 percent for the second quarter of 2005.

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Non-interest income for the second quarter of 2006 rose 4.4 percent to $60.3 million, from the $57.7 million reported a year earlier.

   Trust fees were up 8.3 percent to $15.7 million, compared to $14.5 million in the second quarter of 2005, primarily as a result of increased levels of investment fees and oil and gas trust management fees. Investment fees are assessed based on the market values of trust assets, which exceeded $20 billion for the first time. This market value includes both assets that are managed and those held in custody.

   Other service charges and fees were $8.2 million, up 45.3 percent compared to the same quarter a year earlier. This increase was due primarily to the recognition of $2.4 million in investment banking fees during the second quarter of 2006 related to corporate advisory services.

   Other income dropped 10.8 percent from the second quarter of last year, to $10.6 million. Impacting the second quarter of 2005 was $2.4 million in income the company recognized related to net proceeds from a legal settlement.

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Non-interest expense for the quarter was $100.2 million, an increase of 12.0 percent over the $89.5 million reported for the second quarter of last year. Total salaries and related employee benefits rose to $58.9 million, or 16.0 percent, impacted by the acquisitions completed during the fourth quarter of 2005 and the first quarter of 2006 and normal annual merit increases. The Company also recognized $1.8 million in expense related to stock options during the quarter in connection with the adoption of a new accounting standard, effective at the beginning of the year. The recent acquisitions impacted lease expense, utilities and depreciation expense related to buildings, resulting in an increase in net occupancy of $1.1 million compared to the second quarter of 2005. Other non-interest expense was also up $1.0 million from a year earlier, impacted, in large part by acquisition-related conversion expenses.

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For the second quarter of 2006, the provision for possible loan losses was $5.1 million, compared to net charge-offs of $3.7 million. The loan loss provision for the second quarter of 2005 was $2.2 million, compared to net charge-offs of $1.6 million. Non-performing assets for the second quarter were $37.3 million, compared to $41.3 million a year earlier. The allowance for possible loan losses as a percentage of loans at June 30, 2006 was 1.30 percent, compared with 1.38 percent at the end of the second quarter of 2005.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, July 26, 2006, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a "listen only" mode at 800-944-6430. Digital playback of the conference call will be available after 2:00 p.m. CT until midnight Sunday, July 30,2006 at 800-642-1687 with Conference ID # of 2822874. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the website, www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE:CFR) is a financial holding company, headquartered in San Antonio, with assets of $11.4 billion at June 30, 2006. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates 93 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is the largest Texas-based bank, helping Texans with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

   Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

w	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact.
w	Changes in the level of non-performing assets and charge-offs.
w	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
w	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
w	Inflation, interest rate, securities market and monetary fluctuations.
w	Political instability.
w	Acts of war or terrorism.
w	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
w	Changes in consumer spending, borrowings and savings habits.
w	Changes in the financial performance and/or condition of the Corporation's borrowers.
w	Technological changes.
w	Acquisitions and integration of acquired businesses. See the Corporation's current reports on Form 8-K filed with the SEC on July 3, 2006 and July 7, 2006.
w	The ability to increase market share and control expenses.
w	Changes in the competitive environment among financial holding companies.
w	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
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The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

w	Changes in the Corporation's organization, compensation and benefit plans.
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The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

w	Greater than expected costs or difficulties related to the integration of new products and lines of business.
w	The Corporation's success at managing the risks involved in the foregoing items.

   Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2006		2005

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

CONDENSED INCOME STATEMENTS

Net interest income	$116,968	$112,440	$107,800	$99,285	$94,078
Net interest income(1)	119,309	114,719	109,968	101,255	95,926
Provision for possible loan losses	5,105	3,934	2,950	2,725	2,175
Non-interest income:
Trust fees	15,744	15,754	15,059	14,463	14,541
Service charges on deposit accounts	19,566	19,107	19,749	20,173	19,462
Insurance commissions and fees	6,144	8,975	5,539	7,389	6,193
Other charges, commissions and fees	8,196	5,914	6,117	6,135	5,642
Net gain (loss) on securities transactions	--	(1)	19	--	--
Other	10,615	11,009	10,070	9,894	11,895

Total non-interest income	60,265	60,758	56,553	58,054	57,733

Non-interest expense:
Salaries and wages	47,463	46,106	43,787	41,818	40,454
Employee benefits	11,434	13,176	9,252	9,973	10,315
Net occupancy	8,512	8,433	8,244	8,111	7,408
Furniture and equipment	6,357	6,302	5,983	6,202	5,925
Intangible amortization	1,358	1,306	1,160	1,050	1,278
Other	25,070	24,873	26,652	24,838	24,070

Total non-interest expense	100,194	100,196	95,078	91,992	89,450

Income before income taxes	71,934	69,068	66,325	62,622	60,186
Income taxes	23,384	22,391	21,408	20,167	19,502

Net income	$48,550	$46,677	$44,917	$42,455	$40,684

PER SHARE DATA

Net income - basic	$0.88	$0.86	$0.83	$0.81	$0.78
Net income - diluted	0.86	0.83	0.81	0.79	0.77
Cash dividends	0.34	0.30	0.30	0.30	0.30
Book value at end of quarter	18.51	18.34	18.03	17.03	16.81

OUTSTANDING SHARES

Period-end shares	55,542	55,106	54,483	52,657	52,308
Weighted-average shares - basic	55,105	54,574	54,015	52,345	51,884
Dilutive effect of stock compensation	1,198	1,353	1,346	1,285	1,246
Weighted-average shares - diluted	56,303	55,927	55,361	53,630	53,130

SELECTED ANNUALIZED RATIOS

Return on average assets	1.70%	1.68%	1.63%	1.68%	1.67%
Return on average equity	19.02	18.86	18.52	18.98	19.35
Net interest income to average earning assets(1)	4.70	4.66	4.54	4.52	4.42

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2006		2005

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$6,539	$6,307	$6,008	$5,593	$5,483
Earning assets	10,090	9,906	9,587	8,916	8,697
Total assets	11,450	11,286	10,901	10,037	9,786
Non-interest-bearing demand deposits	3,300	3,305	3,302	2,964	2,869
Interest-bearing deposits	5,769	5,691	5,378	5,052	5,005
Total deposits	9,069	8,996	8,680	8,016	7,874
Shareholders' equity	1,024	1,004	962	887	844

Period-End Balance:
Loans	$6,577	$6,511	$6,085	$5,710	$5,589
Earning assets	10,076	10,300	10,203	9,185	8,903
Goodwill and intangible assets	268	269	184	111	112
Total assets	11,403	11,579	11,741	10,280	9,951
Total deposits	9,078	9,292	9,146	8,283	8,011
Shareholders' equity	1,028	1,011	982	897	879
Adjusted shareholders' equity(1)	1,135	1,086	1,033	928	890

ASSET QUALITY

($ in thousands)
Allowance for possible
loan losses	$85,552	$84,142	$80,325	$77,117	$77,103
As a percentage of
period-end loans	1.30%	1.29%	1.32%	1.35%	1.38%

Net charge-offs	$3,695	$2,490	$2,928	$2,711	$1,610
Annualized as a percentage
of average loans	0.23%	0.16%	0.19%	0.19%	0.12%

Non-performing assets:
Non-accrual loans	$30,824	$34,027	$33,179	$34,432	$34,205
Foreclosed assets	6,461	6,766	5,748	6,394	7,130

Total	$37,285	$40,793	$38,927	$40,826	$41,335
As a percentage of:
Total loans and
foreclosed assets	0.57%	0.63%	0.64%	0.71%	0.74%
Total assets	0.33	0.35	0.33	0.40	0.42

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based
Capital Ratio	12.00%	11.55%	12.24%	13.01%	12.84%
Total Risk-Based
Capital Ratio	14.65	14.21	14.94	15.92	15.82
Leverage Ratio	9.39	9.12	9.62	10.16	10.06
Equity to Assets Ratio
(period-end)	9.01	8.73	8.37	8.72	8.84
Equity to Assets Ratio
(average)	8.94	8.89	8.82	8.84	8.62

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Six Months Ended
	June 30,

	2006	2005

CONDENSED INCOME STATEMENTS

Net interest income	$229,408	$184,181
Net interest income(1)	234,027	187,672
Provision for possible loan losses	9,039	4,575
Non-interest income
Trust fees	31,498	28,831
Service charges on deposit accounts	38,673	38,829
Insurance commissions and fees	15,119	14,803
Other charges, commissions and fees	14,110	10,873
Net gain (loss) securities transactions	(1)	-
Other	21,624	22,436

Total non-interest income	121,023	115,772

Non-interest expense
Salaries and wages	93,569	80,454
Employee benefits	24,610	22,352
Net occupancy	16,945	14,752
Furniture and equipment	12,659	11,727
Intangible amortization	2,664	2,649
Other	49,943	48,003

Total non-interest expense	200,390	179,937

Income before income taxes	141,002	115,441
Income taxes	45,775	37,390

Net income	$95,227	$78,051

PER SHARE DATA

Net income - basic	$1.74	$1.51
Net income - diluted	1.70	1.47
Cash dividends	0.64	0.565
Book value at end of period	18.51	16.81

OUTSTANDING SHARES

Period-end shares	55,542	52,308
Weighted-average shares - basic	54,841	51,769
Dilutive effect of stock compensation	1,275	1,331
Weighted-average shares - diluted	56,116	53,100

SELECTED ANNUALIZED RATIOS

Return on average assets	1.69%	1.60%
Return on average equity	18.94	18.83
Net interest income to average earning assets(1)	4.68	4.35

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Six Months Ended
	June 30,

	2006	2005

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$6,424	$5,385
Earning assets	9,998	8,682
Total assets	11,369	9,810
Non-interest-bearing demand deposits	3,302	2,882
Interest-bearing deposits	5,730	5,032
Total deposits	9,032	7,914
Shareholders' equity	1,014	836

Period-End Balance:
Loans	$6,577	$5,589
Earning assets	10,076	8,903
Goodwill and intangible assets	268	112
Total assets	11,403	9,951
Total deposits	9,078	8,011
Shareholders' equity	1,028	879
Adjusted shareholders' equity(1)	1,135	890

ASSET QUALITY

($ in thousands)
Allowance for possible loan losses	$85,552	$77,103
As a percentage of period-end loans	1.30%	1.38%

Net charge-offs:	$6,185	$3,282
Annualized as a percentage of average loans	0.19%	0.12%

Non-performing assets:
Non-accrual loans	$30,824	$34,205
Foreclosed assets	6,461	7,130

Total	$37,285	$41,335
As a percentage of:
Total loans and foreclosed assets	0.57%	0.74%
Total assets	0.33	0.42

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based Capital Ratio	12.00%	12.84%
Total Risk-Based Capital Ratio	14.65	15.82
Leverage Ratio	9.39	10.06
Equity to Assets Ratio (period-end)	9.01	8.84
Equity to Assets Ratio (average)	8.92	8.52

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).